EXHIBIT 5.1
[Form of Opinion of Calfee, Halter & Griswold LLP]
April ___, 2007
Board of Directors of
DATATRAK International, Inc.
6150 Parkland Boulevard
Mayfield Heights, Ohio 44124
Members of the Board:
     We are familiar with the proceedings taken and proposed to be taken by DATATRAK International, Inc., an Ohio corporation (the “Company”), with respect to the 2,412,388 Common Shares, without par value, of the Company (the “Common Shares”), to be offered and sold from time to time by (i) certain selling shareholders who acquired 1,986,322 Common Shares (the “Purchased Shares”) and who may acquire up to 297,948 Common Shares (the “Purchaser Warrant Shares”) upon the exercise of warrants issued pursuant to the Securities Purchase Agreement, dated as of March 16, 2007, among the Company and certain selling shareholders (the “Securities Purchase Agreement”); and (ii) representatives of the Company’s placement agents who may acquire up to 29,795 Common Shares (the “Placement Agent Warrant Shares”) upon the exercise of warrants issued to the representatives of the placement agents as a result of the consummation of the Securities Purchase Agreement. An additional 98,323 Common Shares (the “Adjustment Shares”) are being registered to cover potential additional adjustments to the Purchase Warrant Shares and the Placement Agent Warrant Shares (the Adjustment Shares, together with the Placement Agent Warrant Shares and the Purchase Warrant Shares, are referred to as the “Warrant Shares”). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S—3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Common Shares under the Securities Act of 1933, as amended (the “Act”).
     For the purposes of this opinion, we have examined the Sixth Amended and Restated Articles of Incorporation of the Company, the Third Amended and Restated Code of Regulations of the Company, as amended, and such other documents and records as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that (i) the Purchased Shares acquired by the selling shareholders pursuant to the Securities Purchase Agreement, which are covered by the Registration Statement, are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares that may be issued upon the exercise of warrants issued to the selling shareholders and the placement agents, which are covered by the Registration Statement, will, upon payment of consideration as set forth in the applicable warrant, be validly issued, fully paid and non-assessable upon such issuance.
     We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the laws of the State of Ohio. We express no opinion under the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name therein under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,